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                                                                 EXHIBIT NO. 5.1




                                                          June 13, 2001


U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York   10962

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

                  We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about June 13, 2001, in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of your Common Stock (the "Shares"), which are reserved for issuance pursuant to the Company's 2001 Employee Stock Option Plan (the "Plan"). As your legal counsel in connection with this transaction, we have examined the proceedings taken or proposed to be taken by you in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

                  It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken by the Company prior to the issuance and sale of the Shares pursuant to the Plan, the Shares, when issued and sold in the manner referred to in the Plan, will be legally and validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof under the laws of the State of Delaware.

                  We consent to the use of this opinion as an exhibit to the Registration Statement and any subsequent amendment thereto.



                                              Very truly yours,

                                          /s/ SATTERLEE STEPHENS BURKE & BURKE
                                              LLP